Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

ATTIS INDUSTRIES INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Attis Industries Inc. (the “Corporation”). The name under which it was originally formed is “CIP, Inc.”

SECOND: The certificate of incorporation of the Corporation (such certificate of incorporation, as amended or restated and in effect thereafter, the “Certificate of Incorporation”) was filed by the New York State Department of State on November 12, 1993.

THIRD: The Certificate of Incorporation is hereby amended as follows:

Paragraph FOURTH of the Certificate of Incorporation relating to capitalization of the corporations and designations of classes of preferred stock is amended to include the following as new paragraph l., following the final paragraph thereof:

“Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, each eight (8) shares of Common Stock of the Corporation issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation, without further action, will be automatically combined into and become one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Share Exchange”). No fractional shares shall be issued upon the Share Exchange; rather, each fractional share resulting from the Share Exchange shall be rounded up to the nearest whole number. Each outstanding stock certificate of the Corporation, which prior to the filing of this Certificate of Amendment to the Certificate of Incorporation represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock represented on such certificates divided by (y) eight (8) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above. Any options, warrants or other purchase rights, which prior to the filing of this Certificate of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one eighth (1/8) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant or other purchase right previously represented the right to acquire. The exercise price of such options, warrants and purchase rights shall be adjusted by multiplying the existing exercise price by eight (8). Pursuant to the Share Exchange, (i) the 27,526,467 shares of Common Stock, par value $0.025 per share, issued and outstanding immediately preceding the Share Exchange will be combined into 3,440,809 shares of Common Stock, par value $0.025 per share and (ii) the 222,473,533 shares of Common Stock, par value $0.025 per share, that are authorized but unissued immediately preceding the Share Exchange will increase to 246,559,191 shares of Common Stock, par value $0.025 per share, that are authorized but unissued immediately following the Share Exchange, subject to adjustment to account for additional shares issued in lieu of fractional shares.

The number of authorized shares of Common Stock of the Corporation and the par value of such shares will not be affected by this Certificate of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Amendment to the Certificate of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

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FOURTH: The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREHOF, the undersigned has executed this Certificate this 13th day of March 2019.

/s/ Jeffrey S. Cosman
Name: Jeffrey S. Cosman Title: Chief Executive Officer

[CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF ATTIS INDUSTRIES INC.]